Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jonathan Kennedy
Interim Chief Financial Officer
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Reports Fourth Quarter and Fiscal 2008 Financial Results

•	Achieves net revenues of $769.7 million for fiscal 2008; a 2% increase from 2007

•	Generates over $50 million in free cash flow for the fourth quarter

•	Declares quarterly dividend of $0.12 per share

Milpitas, Calif., January 28, 2009 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for the fourth quarter and fiscal year ended January 2, 2009.

Net revenue for the fourth quarter was $131.1 million, a 38% decline from $212.6 million in the fourth quarter of 2007 and a 40% decline from $218.7 million in the third quarter of 2008. For the fiscal year ended January 2, 2009, net revenue was $769.7 million, a 2% increase compared with $757.0 million reported for fiscal year 2007.

Generally Accepted Accounting Principles (GAAP) Results

The Company reported a net loss of $1,182.7 million or $9.68 per share for the fourth quarter of 2008, compared with net income of $40.3 million, or $0.31 per diluted share in the same quarter last year. For the third quarter of 2008, the Company reported net income of $47.3 million, or $0.38 per diluted share. Net loss was $1,030.3 million or $8.33 per share for fiscal year 2008 as compared with net income of $140.5 million or $1.05 per diluted share in the previous fiscal year.

The following unusual items affected the financial results in the fourth quarter:

•

The Company recorded an estimated $1,146.1 million charge for impairment of goodwill. The non-cash impairment expense was caused primarily by a sustained market capitalization below the Company’s net book value. The amount of goodwill impairment is subject to final adjustments and will be reported in the Company’s Annual Report on form 10K.

•

The Company recorded $30.2 million in additional expenses in cost of sales due to reductions in the value of inventory and fixed assets and a loss on a contractual obligation caused primarily by a broad reduction in current demand for the Company’s products.

•	The Company recorded a $25.4 million impairment of its long-term investments to reflect the continuing decline in the fair market value of its auction rate securities.

•	The Company recorded $3.2 million in restructuring charges related to severance and other charges to streamline operations and reduce certain operating expenses.

Non-GAAP Results

Non-GAAP net income for the fourth quarter declined by 75% to $13.0 million and non-GAAP diluted earnings per share declined 72% to $0.11 compared to the same quarter last year. This decline is primarily due to a significant decrease in sales, reflecting the global decline in economic conditions in the fourth quarter of 2008.

Intersil’s fourth quarter revenues by end market were as follows: high-end consumer, 25.2% of revenues; computing, 22.4% of revenues; industrial, 26.9% of revenues; and communications, 25.5% of revenues.

“This has been a very challenging quarter for the entire semiconductor industry, but Intersil responded quickly to the downturn,” said Dave Bell, Intersil’s President and Chief Executive Officer. “Cost savings realized by our recent restructuring enabled us to offset increased investments in R&D from the recent Kenet and Zilker Labs acquisitions. In addition, we have taken significant steps to reduce our inventory, as well as inventory in the supply chain. We are pleased that despite the steep revenue decline, we generated over $50 million in free cash flow during the quarter.”

“We continue to have one of the strongest balance sheets in the industry with $313 million in cash and short-term investments and no debt. I am pleased that we were once again able to take advantage of the weak economy to close another very strategic acquisition with the purchase of Zilker Labs, a leader in digital power management,” continued Bell.

During the quarter, the Company repurchased $15 million or 1.3 million shares of its stock, under a previously announced stock repurchase program. Given the Company’s ability to continue generating positive cash flow in weaker market conditions, the Company’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on February 20, 2009 to shareholders of record as of the close of business on February 10, 2009.

Business Outlook

“Bookings deteriorated throughout the fourth quarter and market conditions continue to be weak across most of our product families,” said Mr. Bell. “Our customers are placing orders with short lead-times and visibility remains very limited. We expect revenue in the first quarter to be in the range of $105 to $115 million. We will continue to carefully control our operating expenses and improve working capital. However, we expect a GAAP loss per share between $0.02 and $0.06. Despite the loss, we expect continued positive free cash flow.”

Investors and interested parties within the United States may listen to Intersil’s conference call on January 28th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 314-5050 using the password “Intersil”. International callers may connect to the call by dialing (617) 213-8051. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “32672519”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. The Company’s products address some of the industry’s largest markets, such as flat panel displays, cell phones, other handheld systems and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers, optical storage laser diode drivers, DSL line drivers, D2Audio products, video and high-performance operational amplifiers, high-speed data converters, interface ICs, analog switches and multiplexers, crosspoint switches, voice-over-IP devices and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, the Company reports net income or loss and diluted earnings per share on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles, unusual items and related tax effects. The Company believes this information provides meaningful insight into its on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. The Company also uses this information internally to evaluate and manage its operations. A reconciliation between GAAP and non-GAAP information is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

– FINANCIAL TABLES TO FOLLOW –

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter Ended			Year Ended
	Jan 02 2009	Dec 28 2007	Oct 3 2008	Jan 02 2009	Dec 28 2007
	(Q4 2008)	(Q4 2007)	(Q3 2008)	(YTD 2008)	(YTD 2007)
Net revenues	$131.1	$212.6	$218.7	$769.7	$757.0

Cost of revenues	86.3	91.0	95.6	369.7	325.4

Gross profit	44.7	121.6	123.1	400.0	431.6

Expenses
Research and development	35.4	35.5	35.1	144.2	134.4
Selling, general and administrative	28.5	35.0	31.8	124.1	131.9
Impairment of goodwill	1,146.1	—	—	1,146.1	—
Amortization of purchased intangibles	3.3	3.5	2.8	12.2	10.7
In-process research and development (credit) charge	(0.2)	(0.3)	2.6	2.4	2.7
Restructuring	3.2	—	0.6	8.7	—

Operating (loss) income from continuing operations	(1,171.5)	48.0	50.0	(1,037.7)	151.9

(Loss) gain on deferred comp investments, net	(2.2)	(0.1)	(1.3)	(3.6)	0.9
Loss on impairment of securities	(25.4)	—	—	(31.8)	—
Interest income, net	2.6	6.7	3.1	14.7	30.9

(Loss) income from continuing operations before income taxes	(1,196.5)	54.6	51.9	(1,058.5)	183.7

Income tax (benefit) expense from continuing operations	(9.3)	12.1	4.6	(4.2)	41.0

(Loss) income from continuing operations	(1,187.2)	42.4	47.3	(1,054.3)	142.7
Discontinued operations
Loss from discontinued operations, before taxes	—	(0.1)	—	—	(0.3)
Income tax (benefit) expense from discontinued operations	(4.5)	2.1	—	(23.9)	2.0

Income (loss) from discontinued operations	4.5	(2.1)	—	23.9	(2.3)

Net (loss) income	$(1,182.7)	$40.3	$47.3	$(1,030.3)	$140.5

(Loss) earnings per share
Basic
Continuing operations	$(9.72)	$0.33	$0.38	$(8.52)	$1.08
Discontinued operations	0.04	(0.02)	—	0.19	(0.02)

Net (loss) income per share	$(9.68)	$0.31	$0.38	$(8.33)	$1.06

Diluted
Continuing operations	$(9.72)	$0.32	$0.38	$(8.52)	$1.07
Discontinued operations	0.04	(0.02)	—	0.19	(0.02)

Net (loss) income per share	$(9.68)	$0.31	$0.38	$(8.33)	$1.05

Weighted average shares
Basic	122.1	129.4	123.2	123.7	132.5

Diluted	122.1	130.8	124.4	123.7	134.0

Other Financial Metrics:
Stock compensation expense by classification:
Cost of sales	$0.6	$0.9	$0.8	$3.5	$4.1
Research and development	$2.9	4.0	3.2	13.2	15.3
Selling, general and administrative	$3.0	5.5	4.3	14.1	24.8

Free cash flow:
Cash flow from operations	$50.4	$58.9	$39.0	$204.9	$232.4
Proceeds from sales of PP&E	—	0.6	—	0.1	5.9
Capital expenditures	(0.4)	(6.7)	(8.7)	(31.9)	(24.1)

Total free cash flow	$50.0	$52.7	$30.3	$173.1	$214.2

Depreciation	$6.0	$5.3	$5.6	$22.5	$20.4

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Non-GAAP Financial Information

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter ended
	Jan 02 2009	Dec 28 2007
Net (loss) income on GAAP basis:	$(1,182.7)	$40.3
Acquisition related expenses—intangibles amortization	3.3	3.5
Stock compensation expense	6.5	10.4
Excess inventory reserves and operating asset impairments	30.2	—
Loss on impairment of securities	25.4	—
Impairment of goodwill	1,146.1	—
In-process research and development (credit) charge	(0.2)	(0.3)
Restructuring	3.2	—
Discontinued operations	(4.5)	2.1
Associated tax effects	(14.3)	(4.1)

Net income on Non-GAAP basis:	$13.0	$51.9

Non-GAAP diluted earnings per share	$0.11	$0.39

Diluted weighted average common shares outstanding	122.1	130.8
Diluted weighted average shares difference attributable to FAS 123R	1.4	1.7

Non-GAAP diluted weighted average common shares outstanding	123.5	132.5

The above non-GAAP presentations of Net Income, EPS and WAS are adjusted to reflect financial results excluding stock based compensation, amortization of intangibles, discontinued operations and unusual items. These non-GAAP presentations are provided to enhance the reader’s overall understanding and comparability of the Company’s financial performance.

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	Jan 02 2009	Dec 28 2007
Assets
Current Assets
Cash, cash equivalents and short-term investments	$312.6	$483.8
Trade receivables, net	66.6	117.4
Inventories, net	110.2	98.6
Prepaid expenses and other current assets	9.5	9.0
Deferred income taxes	37.8	39.5

Total Current Assets	536.7	748.5
Other Assets
Property, plant and equipment, net	112.8	109.6
Purchased intangibles, net	29.0	29.9
Goodwill	323.4	1,445.8
Deferred income taxes	45.2	37.5
Long-term investments	81.3	19.1
Other	15.9	14.6

Total Other Assets	607.6	1,656.5

Total Assets	$1,144.2	$2,405.0

Liabilities and Shareholders’ Equity
Current Liabilities
Trade accounts payable	$22.3	$40.2
Income taxes payable	7.0	19.2
Deferred net revenue	10.6	10.3
Other accrued items	70.9	55.7

Total Liabilities	110.8	125.4
Non-current Liabilities
Income taxes payable	—	40.7

Total Shareholders’ Equity	1,033.5	2,238.9

Total Liabilities and Shareholders’ Equity	$1,144.2	$2,405.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

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